Exhibit 10.26

Terms and Conditions for Annual Restricted Stock Unit Awards

Directors

Overview

These Terms and Conditions apply to the grant awarded to you by Interval Leisure Group, Inc. (“ILG” or the “Company”) pursuant to Section 7 of the Interval Leisure Group 2008 Stock and Annual Incentive Plan (the “Plan”) of restricted stock units (the “Award”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously serving as a director of ILG during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the service of ILG or any of its Affiliates.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Restricted Stock Units (“RSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Percentage of Total
Vesting Date	Award Vesting

On the first year anniversary of the Award Date	50%

On the second year anniversary of the Award Date	50%

Termination of Service

Except as otherwise stated herein, any RSUs still subject to restriction shall be forfeited and canceled in their entirety effective immediately upon the termination of your service with ILG during the Restriction Period.

Settlement

As soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled (and subject to withholding as described below), ILG shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Change in Control

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Subsidiaries (each, a “Corporate Transaction”), the Compensation and Human Resources Committee (the “Committee”) or the Board shall make such substitutions or adjustments as it, in its good faith and sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Change in Control.  In the event of a Change in Control, the Restricted Stock Units shall automatically vest.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares). Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Change in Control” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

By accepting the award, you acknowledge that you are subject to ILG’s policies regarding compliance with securities laws, including but not limited to its Policy on Securities Trading (as in effect from time to time and any successor policies), and, pursuant to these policies, you shall be required to obtain pre-clearance from ILG’s counsel’s office prior to purchasing or selling any of ILG’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window.  You further acknowledge that, in its discretion, ILG may prohibit you from selling such shares even during an open trading window if ILG has concerns over the potential for insider trading.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued there under (“Section 409A”).   In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.